EXHIBIT 99

FOR IMMEDIATE RELEASE             Contact:  Mr. Charles R. Ofner
                                                  (713) 496-5000

January 15,  1996,          Houston, Texas.....Reading  &  Bates
Corporation (RB-NYSE) announced that the third-generation semisubmersible JIM CUNNINGHAM has been awarded a contract by Elf Exploration Angola for the drilling of three wells, estimated at approximately 270 days, with commencement projected in the third quarter of 1996 in Angola. For this deepwater program, the CUNNINGHAM will be upgraded to 1100 meter water depth capacity with its variable deck load increased to 4000 long tons. Additionally, the contract calls for the operator to have options for up to three additional wells with an estimated duration of another 270 days. The total contract value for the primary term is estimated at approximately $31.7 million. The 270 day option period, if exercised, could add another approximate $24.3 million of contract value. The CUNNINGHAM will enter a shipyard for the deepwater upgrade upon completion of its committed programs in Vietnam, mobilizing to Angola thereafter.

Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are pleased to have been awarded this high-specification job by Elf Exploration Angola and thus have Reading & Bates' equipment and operational expertise once again recognized as the right combination to tackle a challenging deepwater drilling requirement. The design of the CUNNINGHAM's current combination chain/wire mooring system makes it a particularly good candidate for upgrade to an improved state of the art deepwater drilling unit. In addition to the enhanced operational capability that the CUNNINGHAM will offer as a result of this upgrade program, we believe the economics reflect a sound return for Reading & Bates shareholders as well as being reflective of the continuing strength of the high specification semisubmersible market. West Africa continues to offer a significant number of deepwater drilling prospects, so it appears the CUNNINGHAM could enjoy a long-term deployment in this nascent but expanding deepwater theater. As the Gulf of Mexico is relatively close, it would also be a candidate for that deepwater market upon completion of the Elf program."

Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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